Exhibit 99.1

News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 25, 2010	James A. Graner (612) 623-6635
GRACO REPORTS FOURTH QUARTER AND ANNUAL SALES AND EARNINGS
MINNEAPOLIS, MN (January 25, 2010) — Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 25, 2009.
Summary
$ in millions except per share amounts

	Quarter Ended			Year Ended
	Dec 25,	Dec 26,	%	Dec 25,	Dec 26,	%
	2009	2008	Change	2009	2008	Change

Net Sales	$146.3	$166.7	(12)%	$579.2	$817.3	(29)%
Net Earnings	17.2	10.1	71%	49.0	120.9	(59)%
Diluted Net Earnings per Common Share	$0.28	$0.17	65%	$0.81	$1.99	(59)%
•	Cash flow from operations totaled $147 million in 2009, including $36 million in the fourth quarter.

•	Net earnings for the quarter were 12 percent of sales.

•	Sales for the fourth quarter are steady compared to the preceding two quarters.

•	Gross margin rate of 53 percent for the quarter is 4 percentage points higher than last year’s fourth quarter rate.

•	Lower operating expenses in 2009 reflect the results of lower volume and cost reduction actions taken in the fourth quarter of 2008 and the first quarter of 2009.

•	Currency translation had a favorable effect on fourth quarter sales ($5 million) and net earnings ($3 million), but had an unfavorable effect on full-year sales ($10 million) and net earnings ($4 million).
“While we are not satisfied with our 2009 results, we are encouraged by higher order activity in the fourth quarter in Asia Pacific,” said Patrick J. McHale, President and Chief Executive Officer. “We began a limited recall of factory employees, and cash flow remains strong. Our focus on managing working capital reduced inventories and receivables by a total of $60 million since the end of last year. We also reduced debt by $100 million (50 percent) and made a voluntary $15 million tax-deductible contribution to our defined benefit pension plan. We intend to continue making targeted investments in our strategic growth initiatives while managing capital.”
Consolidated Results
Sales were down 12 percent for the quarter and 29 percent for the year. For the quarter, sales decreased 20 percent in the Americas and 14 percent in Europe (21 percent at consistent translation rates). Sales for the quarter increased 15 percent in Asia Pacific (10 percent at consistent translation rates). Sales for the year decreased 28 percent in the Americas, 39 percent in Europe (35 percent at consistent translation rates) and 17 percent in Asia Pacific.
Gross profit margin, expressed as a percentage of sales, was 53 percent for the quarter, up from 49 percent for the fourth quarter last year. Approximately half of the increase was from favorable effects of currency translation. Costs related to workforce reductions lowered the 2008 fourth quarter gross margin rate, accounting for
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Page 2 GRACO
approximately 1 percentage point of the increase in 2009. For the year, gross profit margin rate was 51 percent in 2009, down from 53 percent last year. The decrease was primarily due to lower production volumes (approximately 4 percentage points) and increased pension cost (approximately 1 percentage point). Decreases were partially offset by the effects of favorable material costs and pricing.
Total operating expenses for the quarter and year were down 19 percent and 11 percent, respectively. For both the quarter and year, the effects of spending reductions (including lower workforce reduction expenses) and lower volume-related expenses were partially offset by higher pension expenses. The effects of currency translation increased expenses for the quarter by approximately $1 million and decreased expenses for the year by approximately $3 million.
The effective income tax rate for the fourth quarter was 24 percent in 2009 and 21 percent in 2008. A higher-than-expected benefit upon filing of prior year tax returns contributed to a lower rate in the fourth quarter of 2009. The effective rate for the fourth quarter of 2008 was low because the federal R&D tax credit was not renewed until the fourth quarter and no credit was included in the first three quarters of 2008. The effective rate for the year was 29 percent in 2009 and 32 percent in 2008. The effect of federal business credits and the domestic production deduction was greater in 2009 as a percentage of pre-tax earnings as compared to the prior year.
Segment Results
Certain measurements of segment operations are summarized below:

	Quarter Ended			Year Ended
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication

Net sales (in millions)	$86.1	$45.3	$14.9	$312.9	$208.5	$57.7
Net sales percentage change from last year	(12)%	(11)%	(17)%	(32)%	(22)%	(34)%
Operating earnings as a percentage of net sales
2009	27%	10%	3%	22%	14%	(5)%
2008	21%	(5)%	1%	30%	18%	14%
All segments had decreases in sales compared to last year for both the quarter and year. Improved fourth quarter operating earnings of all segments reflect the lower cost structure resulting from workforce and other spending reduction actions taken in the fourth quarter of 2008 and the first quarter of 2009. Contractor operating results for the fourth quarter of 2008 were affected by sales, costs and expenses related to the rollout of entry-level paint sprayers to additional paint and home center stores. For the year, operating earnings of all segments reflect the impacts of low volume and higher pension cost. Mix of product sold and costs related to discontinued products further contributed to lower margin rates in the Lubrication segment.
Outlook
“During the recession, we continued to fully fund our key growth initiatives,” said Patrick J. McHale, President and Chief Executive Officer. “Our product offering, global distribution channel, competitive position and served market segments are broader and stronger than ever. We believe many of our key end markets will improve as we move through 2010, and as our revenue returns, we expect to deliver impressive incremental margins.”
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Cautionary Statement Regarding Forward-Looking Statements
A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time it is made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.
The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2008 (and most recent Form 10-Q, if applicable) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.
Conference Call
Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 26, 2010, at 11:00 a.m. ET, to discuss Graco’s fourth quarter and year-end results.
A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.
For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on January 26, 2010, by dialing 800.406.7325, Conference ID #4200188, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3030, with the same Conference ID #. The replay by telephone will be available through January 31, 2010.
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.
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GRACO INC. AND SUBSIDIARIES
Consolidated Statement of Earnings (Unaudited)

	Quarter Ended		Year Ended
	Dec 25,	Dec 26,	Dec 25,	Dec 26,
	2009	2008	2009	2008
Net Sales	$146,312	$166,689	$579,212	$817,270
Cost of products sold	68,973	85,288	286,396	385,093

Gross Profit	77,339	81,401	292,816	432,177
Product development	8,954	9,953	37,538	36,558
Selling, marketing and distribution	28,736	36,582	115,550	138,665
General and administrative	15,944	19,447	65,261	69,589

Operating Earnings	23,705	15,419	74,467	187,365
Interest expense	1,119	2,190	4,854	7,633
Other expense, net	57	547	946	1,153

Earnings Before Income Taxes	22,529	12,682	68,667	178,579
Income taxes	5,300	2,600	19,700	57,700

Net Earnings	$17,229	$10,082	$48,967	$120,879

Net Earnings per Common Share
Basic	$0.29	$0.17	$0.82	$2.01
Diluted	$0.28	$0.17	$0.81	$1.99

Weighted Average Number of Shares
Basic	59,980	59,493	59,865	60,264
Diluted	60,518	59,837	60,229	60,835
Segment Information (Unaudited)

	Quarter Ended		Year Ended
	Dec 25,	Dec 26,	Dec 25,	Dec 26,
	2009	2008	2009	2008
Net Sales
Industrial	86,127	$97,913	$312,935	$462,941
Contractor	45,331	50,780	208,544	266,772
Lubrication	14,854	17,996	57,733	87,557

Total	$146,312	$166,689	$579,212	$817,270

Operating Earnings
Industrial	$23,048	$20,393	$68,310	$138,240
Contractor	4,532	(2,507)	28,952	47,156
Lubrication	441	142	(2,907)	12,475
Unallocated corporate (expense)	(4,316)	(2,609)	(19,888)	(10,506)

Total	$23,705	$15,419	$74,467	$187,365

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GRACO INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands)

	Dec 25,	Dec 26,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$5,412	$12,119
Accounts receivable, less allowances of $6,500 and $6,600	100,824	127,505
Inventories	58,658	91,604
Deferred income taxes	20,380	23,007
Other current assets	3,719	6,360

Total current assets	188,993	260,595

Property, Plant and Equipment
Cost	334,440	326,729
Accumulated depreciation	(195,387)	(176,975)

Property, plant and equipment, net	139,053	149,754

Goodwill	91,740	91,740
Other Intangible Assets, net	40,170	52,231
Deferred Income Taxes	8,372	18,919
Other Assets	8,106	6,611

Total Assets	$476,434	$579,850

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$12,028	$18,311
Trade accounts payable	17,983	18,834
Salaries and incentives	14,428	17,179
Dividends payable	12,003	11,312
Other current liabilities	47,373	55,524

Total current liabilities	103,815	121,160

Long-term debt	86,260	180,000
Retirement Benefits and Deferred Compensation	73,705	108,656
Uncertain Tax Positions	3,000	2,400

Shareholders’ Equity
Common stock	59,999	59,516
Additional paid-in-capital	190,261	174,161
Retained earnings	11,121	8,445
Accumulated other comprehensive income (loss)	(51,727)	(74,488)

Total shareholders’ equity	209,654	167,634

Total Liabilities and Shareholders’ Equity	$476,434	$579,850

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GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Years Ended
	Dec 25,	Dec 26,
	2009	2008
Cash Flows From Operating Activities
Net Earnings	$48,967	$120,879
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	35,140	35,495
Deferred income taxes	(69)	(160)
Share-based compensation	9,369	9,051
Excess tax benefit related to share-based payment arrangements	(375)	(2,873)
Change in:
Accounts receivable	28,420	14,965
Inventories	32,663	(9,937)
Trade accounts payable	(701)	(6,806)
Salaries, wages and commissions	(2,893)	(3,169)
Retirement benefits and deferred compensation	(848)	(2,672)
Other accrued liabilities	(2,838)	5,658
Other	(303)	2,047

Net cash provided by operating activities	146,532	162,478

Cash Flows From Investing Activities
Property, plant and equipment additions	(11,463)	(29,102)
Proceeds from sale of property, plant and equipment	770	1,768
Investment in life insurance	(1,499)	(1,499)
Capitalized software and other intangible asset additions	(602)	(1,327)
Acquisition of businesses, net of cash acquired	—	(55,186)

Net cash used in investing activities	(12,794)	(85,346)

Cash Flows From Financing Activities:
Net borrowings (payments) on short-term lines of credit	(6,385)	(1,329)
Borrowings on long-term line of credit	77,996	242,849
Payments on long-term line of credit	(171,736)	(169,909)
Excess tax benefit related to share-based payment arrangements	375	2,873
Common stock issued	6,570	13,701
Common stock retired	(188)	(114,836)
Cash dividends paid	(45,444)	(44,702)

Net cash provided by (used in) financing activities	(138,812)	(71,353)

Effect of exchange rate changes on cash	(1,633)	1,418

Net increase (decrease) in cash and cash equivalents	(6,707)	7,197
Cash and cash equivalents:
Beginning of year	12,119	4,922

End of year	$5,412	$12,119

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